Company Contact:	Investor Contact:
Global Med Technologies®, Inc.	Paul M. Holm
Michael I. Ruxin, M.D	(212) 496-7238
Chairman and CEO	paulmholm@gmail.com

GLOBAL MED TECHNOLOGIES®, INC. REPORTS
RECORD FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

DENVER, CO – (February 26, 2007) – Global Med Technologies®, Inc. (“Global Med” or the “Company”) (OTCBB: GLOB.OB) an international e-Health, medical information technology company, reported its financial results for the fourth quarter and year ended December 31, 2006.

Q-4, 2006 Summary

Global Med reported record revenues of $3.678 million for the fourth quarter, an increase of $563 thousand or 18.1% over the prior year’s quarter. The Company’s net income for this period was $364 thousand or $0.02 per share.

The Company also had record contract sales for the fourth quarter of $3.5 million. As a result of these contracts, the Company’s backlog of unrecognized software license and implementation fees increased by over $2 million for the period from September 30, 2006 to December 31, 2006. In addition, as a result of these new contracts, the Company’s backlog of unrecognized software license and implementation fees reached record levels of over $5.7 million as of December 31, 2006.

The fourth quarter’s results marked the tenth consecutive quarter of comparable quarter to quarter revenue growth for the Company.

2006 Summary

Revenues for the year were $12.362 million, an increase of $1.158 million or 10.3% over the prior year. For 2006, the Company’s net income was $1.381 million or $0.06 per share. In addition, the Company achieved record sales contracts of $6.5 million.

The Company’s cash flows from operations were a record $1.224 million for the year. Recurring annual maintenance revenues are expected to increase by over $1.1 million over the next one to two years as a result of the new contracts that occurred during the year. As of December 31, 2006, the Company’s annual recurring revenues, once all of the existing customer sites are implemented, will be approximately $6.9 million.

2006 Achievement Summary

The following occurred between December 31, 2005 and 2006:

Record revenues of $12.362 million resulted in substantial strengthening of the Company’s financial position.

o	First full year of profitability in Company history with net income of $1.381 million

o	Shareholders’ equity reached $379 thousand versus a shareholders’ deficit of $25.833 million for FY 2005, an improvement of $26.212 million

o	Cash flows from operations were $1.224 million

o	Cash balance increased to $2.554 million from $1.368 million in FY 2005

o	Strong backlog of $5.7 million with a strong pipeline of potential business for 2007

Business Developments

o	Surpassed milestone of 500 customer sites: 102 new sites with the continuing trend expected in 2007

o

The Company has made substantial progress in the development of its intended new product suite, to be brand-named ElDorado™, which is being finalized for submission to the United States Food and Drug Administration (“FDA”). The product is currently not for sale in the U.S. The new product offering is being demonstrated to the international market in anticipation of its availability later this year.

o

The Company expanded its distribution network with the addition of two new channel partners during 2006. It now has 15 channel partners marketing its products. These channel partners are typically Laboratory Information System vendors that require the Company’s products to complete their offering to the hospital market.

o

The Company created an Educational Services Department focused on the educational needs of its clients by providing new services such as Web-based education, end-user education and industry based seminars using enhanced adult learning styles and techniques. These educational programs are accredited for Continuing Education Units (“CEU”), providing added value to customers that require CEU’s to maintain their professional credentials.

The Company continued to expand and enhance its Service 360™ branded service offering, developed to ensure that the Company’s service levels improve as it grows. Through the branding of its services, the Company established a high standard for service and communicated these standards to its customers and educated its employees in the delivery of Service 360. The Company measures operational performance to these standards and publishes the results to its customers.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarterly and annual results, stated, “The Company’s revenues and profits reflect our steady progress and achievements as a leader in medical information technology. Global Med recognized record revenues for 2006, and the Company achieved its first full year of profitability. Our achievements have positioned us to become a world leader in the Blood Bank Information Management Solutions market. To this end, we are actively exploring complementary business acquisitions that will further this mission. We continue to set new standards for technology, regulatory compliance and service.”

Dr. Ruxin continued, “This year is shaping up nicely. The Company anticipates continued revenue growth, profitability, and positive cash flows from operations for 2007, and into the foreseeable future. Based on the Company’s future outlook, the Company has also hired the PMH Group for its investor relations.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med had a good year. The Company has been profitable in eight of the last nine quarters. Our cash flows from operations continue to be robust with $215 thousand generated for the quarter and $1.224 million provided for the year ended December 31, 2006. In addition, the Company is planning to bring additional products to market during 2007. We believe the introduction of these new products will help fuel and accelerate revenue growth.”

The following table provides information related to the Company’s operations for the three months and year ended December 31, 2006 and 2005:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Three Months Ended December 31,
In (000s) Except Per Share Information
(Unaudited)

	2006	2005
Revenues	$ 3,678	$ 3,115
Cost of revenues and
operating expenses *	$ 3,165	$ 4,482
Income (loss) from
Operations	$ 513	$(1,367)
Other income (expenses) **	$ 4	$(9,925)
Income tax	$ (153)	—
Net (loss) income	$ 364	$(11,292)
Preferred dividends	—	$ (183)
Deemed dividend, issuance
of Series A Convertible
Preferred Stock	—	$(10,235)
Net income (loss) available
to common shareholders	$ 364	$(21,710)
Income per share
Basic	$ 0.02	$ (0.80)
Diluted	$ 0.01	$ (0.80)

Weighted average shares
outstanding
Basic	23,212	26,970
Diluted	37,869	26,970

Cash flows provided by
(used) in operations	$ 215	$(1,298)

Selected Results
Year Ended December 31,
In (000s) Except Per Share Information
(Unaudited)

	2006	2005
Revenues	$ 12,362	$ 11,204
Cost of revenues and
operating expenses *	$ 11,554	$ 12,074
Income (loss) from
Operations	$ 808	$ (870)
Other income (expenses) ***	$ 726	$(9,949)
Income tax	$ (153)	—
Net (loss) income	$ 1,381	$(10,819)
Preferred dividends, related
party	—	$ (698)
Deemed dividend, issuance
of Series A Convertible
Preferred Stock	—	$(10,235)
Net income (loss) available
to common shareholders	$ 1,381	$(21,752)
Income per share
Basic	$ 0.06	$ (0.79)
Diluted	$ 0.04	$ (0.79)

Weighted average shares
outstanding
Basic	23,167	27,528
Diluted	39,128	27,528

Cash flows provided by
(used) in operations	$ 1,224	$ (984)

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry.  Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers.  Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean.  Together, the SafeTrace Tx® **** advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-KSB and other regularly filed reports. The results of operations for the quarter or year ended December 31, 2006 are not necessarily indicative of the results that may be expected for any other future period.

*During 2005, the company incurred certain charges such as a $1.004 million charge for a summary judgment and a $521 thousand charge related to accelerated stock option vesting.

**During the three months ended December 31, 2005, the company recognized certain charges related to certain features of the refinancing of the Series A Convertible Preferred Stock (“Series A”) financing that occurred in December 2005. Certain features of the Series A were deemed to be derivative instruments. On March 29, 2006, certain terms of the Series A were renegotiated and as a result the features that were deemed to be derivatives were removed.

***During 2006, the Company recognized approximately $724 thousand in gains associated with certain features of the Series A until March 29, 2006, the date that such features were removed. During 2005, the Company recognized net charges of approximately $9.340 million related to embedded derivatives associated with the Series A.

****Patent Pending